UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 3, 2024

Atara Biotherapeutics, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-36548	46-0920988
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2380 Conejo Spectrum Street Suite 200 Thousand Oaks, California	91320
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (805) 623-4211

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	ATRA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 3, 2024, Atara Biotherapeutics, Inc. (the “Company”) announced that the Board of Directors of the Company (the “Board”) has appointed, effective as of and contingent upon the Closing Date (as defined below), Mr. Gregory A. Ciongoli to serve as a member of the Board.

The Board has not appointed Mr. Ciongoli to any Board committee. Except as described in Item 8.01 of this Current Report on Form 8-K, there are no arrangements or understandings between Mr. Ciongoli and any other persons pursuant to which he was selected as a director of the Company. The Board has determined that Mr. Ciongoli is independent under the Company’s Corporate Governance Guidelines, applicable U.S. Securities and Exchange Commission (the “SEC”) requirements and Nasdaq listing standards. Except as described in Item 8.01 of this Current Report on Form 8-K, there is no transaction involving Mr. Ciongoli that requires disclosure under Item 404(a) of Regulation S-K. Mr. Ciongoli has elected not to receive compensation under the Company’s non-employee director compensation policy. The Company will enter into its standard form of indemnification agreement with Mr. Ciongoli.

Item 8.01 Other Events.

On September 3, 2024, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with certain purchasers (the “Purchasers”) pursuant to which the Company agreed to issue and sell to the Purchasers in a registered direct offering (the “Registered Offering”) an aggregate of (i) 758,900 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) and (ii) pre-funded warrants (each, a “Pre-Funded Warrant,” and together, the “Pre-Funded Warrants”) to purchase up to 3,604,780 shares of Common Stock, at a purchase price of $8.25 per Share and $8.2499 per share underlying the Pre-Funded Warrants. The exercise price of each Pre-Funded Warrant is equal to $0.0001 per share, subject to adjustment as provided therein, and the Pre-Funded Warrants will be exercisable immediately and have no expiration date.

The Pre-Funded Warrants may be exercised by means of cash or the holder may elect to receive upon such exercise the net number of shares of Common Stock determined according to a formula set forth in the Pre-Funded Warrants.

The aggregate gross proceeds to the Company from the Registered Offering are expected to be approximately $36.0 million, before deducting estimated offering expenses payable by the Company. Adiumentum Capital Fund I LP, where Mr. Ciongoli serves as the Managing Partner, is purchasing 758,900 Shares and Pre-Funded Warrants to purchase up to 150,193 shares of Common Stock in the Registered Offering at an aggregate purchase price of $7.5 million. The Company intends to use the net proceeds from the Registered Offering for working capital and other general corporate purposes. The Registered Offering is being made pursuant to an effective shelf registration statement on Form S-3 (File No. 333-275256) that was filed with the Securities and Exchange Commission (the “SEC”) on November 1, 2023 and declared effective by the SEC on November 13, 2023 and prospectus supplement to be filed with the SEC. The Registered Offering is expected to close on or about September 5, 2024 (the “Closing Date”), subject to the satisfaction or waiver of customary closing conditions, including the appointment of Mr. Ciongoli to the Board.

Pursuant to the Purchase Agreement, the Company has agreed to certain restrictions on the issuance and sale of shares of the Company’s securities for a period of 30 days following the Closing Date, subject to certain exceptions.

The Purchase Agreement contains customary representations, warranties, covenants and agreements by the Company, customary conditions to closing, indemnification obligations, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Purchase Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement and may be subject to limitations agreed upon by the contracting parties. The foregoing is only a summary of the terms of the Purchase Agreement and the Pre-Funded Warrants issued under the Purchase Agreement, and does not purport to be complete and is qualified in its entirety by reference to the full text of (i) the form of Purchase Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 99.1 and (ii) the form of Pre-Funded Warrant, a copy of which is attached to this Current Report on Form 8-K as Exhibit 4.1.

A copy of the legal opinion and consent of Sidley Austin LLP, counsel to the Company, relating to the issuance and sale of the securities in the Registered Offering is attached as Exhibit 5.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

4.1	Form of Pre-Funded Warrant.

5.1	Opinion of Sidley Austin LLP.

23.1	Consent of Sidley Austin LLP (included in Exhibit 5.1).

99.1	Form of Securities Purchase Agreement.

104	Cover Page Interactive Data File (formatted as inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATARA BIOTHERAPEUTICS, INC.

Date: September 3, 2024	By:	/s/ Eric Hyllengren
Eric Hyllengren
Chief Financial Officer
(Duly Authorized Officer and Principal Financial and Accounting Officer)